STEPHEN E. ROTH
DIRECT LINE: 202.383.0158
E-mail: steve.roth@sablaw.com

December 1, 2008

VIA EDGAR

Board of Directors
National Life Insurance Company
One National Life Drive
Montpelier, Vermont 05604

Re: National Variable Life Insurance Account

Ladies and Gentlemen:

We hereby consent to the reference to our name under the caption “Legal
Matters” in the Statement of Additional Information Prospectus filed as part of Post-
Effective Amendment No. 16 to the Registration Statement on Form N-6 by National
Variable Life Insurance Account for certain variable life insurance policies (File No. 333-
44723). In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

SUTHERLAND ASBILL & BRENNAN

LLP

By:	/s/ Stephen R. Roth
Stephen E. Roth